UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC  20549

                          FORM 8-A/A

                      (Amendment No. 1)

         FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


	       Maui Land & Pineapple Company, Inc.
      (Exact Name of Registrant as Specified in Its Charter)


		Hawaii			     99-0107542
(State of Incorporation or Organization)  (I.R.S. Employer
					 Identification no.)

120 Kane Street, P. O. Box 187, Kahului, HI  96733-6687
(Address of Principal Executive Offices)     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of Each Class		Name of Each Exchange on Which
    to be so Registered		Each Class is to be Registered

 Common Stock without Par Value    American Stock Exchange

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this
form relates:  not applicable	(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

		 		 NONE
      	                   (Title of Class)








           INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant's Securities to be Registered.

      The securities to be registered are shares of common stock without par value. Stockholders are entitled to dividends out of funds legally available therefor when and as declared by the Board of Directors, and on liquidation, are entitled pro rata according to their stockholdings to receive the remaining assets of the Company after payment and discharge of all liabilities. Shares are not subject to redemption or liable to assessment or further call. Stockholders are entitled to one vote per share. Directors are elected by non-cumulative voting. Pursuant to the Company's Articles of Association, its Board of Directors is divided into three classes, each of which consists of one-third of the total number of directors (or as near to this as possible) who hold office for a period of three years. The Company's classified board could have the effect of delaying, deferring or preventing a change in control of the Company. The holders of the Company's Common Stock have no preemptive rights.


Item 2.	Exhibits

	3(i)	Restated Articles of Association, as of
                February 24, 2000, incorporated by reference from
                Exhibit 3(i) to the Company's Annual Report of Form 10-K for the year ended December 31, 1999, as filed with the SEC on March 24, 2000.
	3.1(i)	Articles of Amendment to Restated Articles of
                Association, dated December 11, 2003.  Filed herewith.
	3(ii)	Amended Bylaws of the Company (Amended as of
                December 11, 2003).  Filed herewith.









                                    SIGNATURE

	Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   MAUI LAND & PINEAPPLE COMPANY, INC.
                                            (Registrant)


Date 	12/29/03		By /S/ PAUL J. MEYER
	                               PAUL J. MEYER
                                       Its Executive Vice President/
                                            Finance